Exhibit 99.1

     WALTER INDUSTRIES, INC. RECEIVES CIVIL ACTION FROM CONVERTIBLE SENIOR
                            SUBORDINATED NOTE HOLDER

         - COMPANY CONSIDERS ACTION MERITLESS; WILL VIGOROUSLY DEFEND -

TAMPA, Fla., Oct. 31 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE:
WLT) said today that, on Oct. 30, 2006, the Company received service of process in a civil action filed against it by CC Arbitrage, Ltd. ("Arbitrage").

Arbitrage alleges that it is the holder of approximately $22.5 million in 3.75% Convertible Senior Subordinated Notes (the "Notes") issued by the Company under an indenture dated April 20, 2004 (the "Indenture") entered into between the Company and the Bank of New York Trust Company, N.A., as Trustee. The suit was filed in the Federal District Court for the Southern District of New York on Oct. 25, 2006 and alleges that the supplemental indenture dated as of Aug. 10, 2006 (the "Supplemental Indenture") was improperly adopted. The Supplemental Indenture was entered into in order to cure a defective provision in the Indenture relating to the adjustment of the conversion ratio in the case of a spin-off transaction.

Two other holders of the Notes, CNH CA Master Account, L.P. and CSS, LLC, which hold Notes with principal amounts of $66.575 million and $10.0 million, respectively, have written to the indenture trustee requesting that the trustee initiate legal action against the Company on similar grounds.

Management believes that the claims by Arbitrage, CNH and CSS are entirely without merit, and that the Arbitrage civil action and the letter from CNH and CSS to the trustee represent attempts by a few note holders to disrupt for their own advantage the planned spin-off distribution by the Company of its remaining shares in Mueller Water Products, Inc. and to profit improperly at the expense of the Company's shareholders. The Company will vigorously defend the Arbitrage action and any other similar action that may be filed.

About Walter Industries

Walter Industries, Inc. is a diversified company with consolidated annual revenues of approximately $3.1 billion. The Company is a significant producer of high-quality metallurgical coal and natural gas for worldwide markets and is a leader in affordable homebuilding and financing. Walter Industries also is the majority shareholder of Mueller Water Products (NYSE: MWA), a leading water infrastructure, flow control and water transmission products company. Including Mueller Water, the Company employs approximately 10,000 people. For more information about Walter Industries, please visit the Company Web site at http://www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, changes in law, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Those risks also include the timing of and ability to execute on the initial public offering and spin-off of the Company's Water Products business and any other strategic action that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's and Mueller's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

SOURCE  Walter Industries, Inc.
    -0-                             10/31/2006
    /CONTACT: Investors, Mark H. Tubb, Vice President - Investor Relations, +1-813-871-4027, or mtubb@walterind.com, or Media, Michael A. Monahan, Director - Corporate Communications, +1-813-871-4132, or mmonahan@walterind.com, both of Walter Industries, Inc./
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.walterind.com/
    (WLT MWA)